Exhibit 10.4

Amendment 2019-1

to the

devon energy corporation

incentive savings plan

The Devon Energy Corporation Incentive Savings Plan (the "Plan") is amended, effective as of the dates set forth herein, as follows:

1.Effective July 1, 2019, Section 4.04(a) of the Plan ("Employment Commencement Dates On or After August 1, 2011") and Section 4.04(b) of the Plan ("Employment Commencement Dates Before August 1, 2011 and Grandfathered Company Retirement Contribution Eligible Participants ") are amended to replace "Compensation for the Plan Year" with "Compensation for the calendar quarter of the Plan Year (i.e., the quarters ending March 31, June 30, September 30 and December 31)" each time it appears.

2.Effective July 1, 2019, Section 4.04(c) of the Plan ("Allocation of Company Retirement Contributions") is amended in its entirety to read as follows:

"(c)Allocation of Company Retirement Contributions.  Company Retirement Contributions shall be contributed to the Plan by the Employer and allocated to the Company Retirement Contribution Accounts of the Company Retirement Contribution Eligible Participants at such time or times and in such amounts as the Employer deems to be appropriate, in its sole discretion, and in accordance with nondiscriminatory administrative procedures.  A Participant must be an Employee on the last day of the applicable quarter of the Plan Year in order to be eligible to receive a Company Retirement Contribution for that quarter of the Plan Year."

3.Effective July 12, 2019, Section 6.02(b) of the Plan ("Company Common Stock Fund Status as Employee Stock Ownership Plan") is amended in its entirety to read as follows:

"(b)Company Common Stock Fund Status as Employee Stock Ownership Plan.  The Company Common Stock Fund constitutes an "employee stock ownership plan" for purposes of Code section 4975(e)(7).  Consistent with the requirements of Code section 4975(e)(7) and applicable law, the Company Common Stock Fund shall invest primarily in the Company's Common Stock, without regard to considerations relating to (1) diversification of assets, (2) the risk of investments in Company Common Stock, (3) the amount of income provided by Company Common Stock, and (4) the fluctuation in the fair market value of Company Common Stock.  The Company intends the Company Common Stock Fund to be a permanent investment option with respect to the Plan; provided, however, that the Investment Committee shall have the authority to freeze or eliminate the Company Common Stock Fund in the exercise of its duties and responsibilities under Section 12.03 and section 404(a) of ERISA."

4.Effective July 12, 2019, Section 6.09(a) of the Plan ("Investment in Company Common Stock Fund") is amended in its entirety to read as follows:

"(a)Investment in Company Common Stock Fund.  For periods up through July 12, 2019, a Participant shall be eligible to direct investment of a percentage,

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in an amount up to 15%, of Salary Deferrals, Roth 401(k) Contributions and/or Rollover Contributions into the Company Common Stock Fund.  No Participant may direct the investment of any of his then-existing Account balances into the Company Common Stock Fund.  To the extent that Matching Contributions are made on Salary Deferrals and/or Roth 401(k) Contributions that are directed for investment into the Company Common Stock Fund, such Matching Contributions shall automatically be directed for investment into the Company Common Stock Fund.  A Participant's investment in the Company Common Stock Fund shall be credited to his Company Common Stock Account."

5.Effective July 12, 2019, Section 6.09(c) of the Plan ("Sale, Purchase and Valuation of Company Common Stock") is amended in its entirety to read as follows:

"(c)Sale, Purchase and Valuation of Company Common Stock.  The Trustee shall sell Company Common Stock as provided in this Section 6.09 within a reasonable time following receipt of any such direction, considering all of the then-existing market conditions with respect to the Company Common Stock.  Upon receiving direction to sell or buy Company Common Stock, such direction shall remain in effect until completed, and the Participant may not cancel such previous direction.  If the Trustee determines that such quotations or trading prices do not accurately reflect the market value, the fair market value of the Company Common Stock as of the Valuation Date shall be determined by an independent appraiser meeting requirements similar to the requirements of the Department of Labor Regulations promulgated under section 3(18) of ERISA."

6.Effective July 12, 2019, Section 6.09(g) of the Plan ("Tender of Company Common Stock") is amended in its entirety to read as follows:

"(g)Tender of Company Common Stock.  The Trustee, in its sole discretion, shall determine the manner in which to respond to any offer to purchase, exchange or otherwise dispose of Company Common Stock made by any person or entity other than a Participant or Beneficiary.  If the Company Common Stock is sold, exchanged or disposed of, the proceeds shall be reinvested in the Company Common Stock Fund; provided, that for periods on and after July 12, 2019, if the Company Common Stock is sold, exchanged or disposed of, the proceeds shall not in any event be reinvested in Company Common Stock."

7.Effective July 15, 2019, the last sentence of Section 6.01(f) of the Plan ("Restriction on Loans") is amended in its entirety to read as follows:

"Effective July 15, 2019, an Eligible Borrower may obtain a loan only if the loan will result in the Eligible Borrower having no more than one loan outstanding."

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In witness whereof, Devon Energy Corporation (acting through its authorized delegate) has caused this Amendment 2019-1 to the Devon Energy Corporation Incentive Savings Plan to be executed this 19th day of June, 2019.

DEVON ENERGY CORPORATION

By:_ /s/ Tana K. Cashion

Name:  Tana K. Cashion

Title:  Senior Vice President, Human Resources

[Signature Page to Amendment 2019-1 to the Devon Energy Corporation Incentive Savings Plan]